MAY NEWS

THE MAY DEPARTMENT STORES COMPANY REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2005

     ST. LOUIS, May 10, 2005 - The May Department Stores Company (NYSE: MAY) today announced earnings per share, net earnings, and net sales for the first quarter of fiscal 2005.

     For the 13 weeks ended April 30, 2005, earnings per share were 13 cents, compared with 24 cents per share in the similar period a year ago. Net earnings were $41 million, compared with net earnings of $76 million the prior year. First quarter 2005 earnings include store divestiture costs of $9 million, or 2 cents per share. Excluding these costs, 2005 first quarter earnings were $47 million, or 15 cents per share. The 2005 first quarter also includes the benefit of a $14 million, or 5 cents per share, income tax provision reduction recorded upon the resolution of various federal and state income tax issues. First quarter 2004 earnings included store divestiture costs of $7 million, or 2 cents per share. Excluding these costs, 2004 first quarter earnings were $81 million, or 26 cents per share.

     The integration of Marshall Field's continues on track and all system conversions were completed in April 2005. First quarter 2005 earnings include Marshall Field's start-up integration expenses of $21 million, or 5 cents per share. Net sales for the 2005 first quarter were $3.37 billion, an increase of 13.7%, compared with $2.96 billion in the 2004 first quarter. Store-for-store sales decreased 5.1% for the quarter.

     "Our 2005 first quarter results did not meet our expectations," said John Dunham, May's chairman, president and chief executive officer. "Sales of our proprietary ladies' and men's apparel brands were among our weakest performing categories, and during the quarter we took incremental markdowns to keep our proprietary apparel inventories current."

     First quarter 2005 results include incremental markdowns of approximately $18 million at cost, or 4 cents per share, to facilitate the seasonal clearance of proprietary apparel.

     May opened one new department store during the 2005 first quarter: a Robinsons-May store in El Centro, Calif. Seven additional department stores are planned for 2005: three Foley's stores in Loveland, Colo., and San Antonio and Dallas/Fort Worth, Texas; two Kaufmann's stores in Pittsburgh, Pa., and Columbus, Ohio; a Robinsons-May store in Simi Valley, Calif.; and a Hecht's store in N. Charlotte, N.C.

                                  - more -


                                      2

     May's Bridal Group opened two David's Bridal stores and six After Hours Formalwear stores in the first quarter. The Bridal Group plans to open an additional 16 David's Bridal stores and 14 After Hours stores by year-end.

     As previously announced, May and Federated Department Stores, Inc., have entered into a merger agreement. The transaction is subject to certain regulatory and shareholder approvals and is expected to close in the 2005 third quarter. May recorded approximately $4 million, or 1 cent per share, of merger-related expenses in the 2005 first quarter.

     At the end of the first quarter, May operated 490 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 241 David's Bridal stores, 450 After Hours Formalwear stores, and 11 Priscilla of Boston stores in its Bridal Group. May currently operates in 46 states, the District of Columbia, and Puerto Rico.

                                  #  #  #


The company discloses earnings and earnings per share on both a GAAP basis and excluding restructuring costs because it believes these are important metrics, and they are presented to enhance comparability between years. These metrics are used internally to evaluate results from operations.

This release also contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, our ability to hire and retain qualified associates, and those risks generally associated with the integration of Marshall Field's with May and May with Federated. Because of these factors, actual performance could differ materially from that described in forward-looking statements.

PLEASE NOTE: May's first quarter earnings conference call will be accessible in a listen-only format at 9 a.m. Central Time today at www.mayco.com at the "Webcast" link on the Investor Relations page. Those unable to access the Webcast may listen to the conference call by dialing 1-800-320-2978 and entering pass code #10004615.

             CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS


                                      3

              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                (Unaudited)

                                                  13 Weeks Ended
                                    April 30, 2005            May 1, 2004
                                                % to                    % to
(millions, except per share)           $   Net Sales           $   Net Sales

Net sales                        $ 3,369                 $ 2,963

Cost of sales:
   Recurring                       2,435        72.3 %     2,120        71.6 %
   Restructuring markdowns             6         0.2           5         0.1

Selling, general, and
   administrative expenses           777        23.0         639        21.5
Restructuring costs                    3         0.1           2         0.1
Interest expense, net                106         3.1          76         2.6

Earnings before income taxes          42         1.3         121         4.1

Provision for income taxes             1         3.1 *        45        37.0 *

Net earnings                     $    41         1.2 %   $    76         2.6 %

Diluted earnings per share       $   .13                 $   .24

Excluding restructuring costs:
   Net earnings                  $    47         1.4 %   $    81         2.7 %
   Diluted earnings per share    $   .15                 $   .26

Dividends paid
   per common share              $   .24-1/2             $   .24-1/4

Diluted average shares
   and equivalents                 298.4                   308.3


* Percent represents effective income tax rate.


          Net Sales - Percent Increase (Decrease) From Prior Year

Net sales include merchandise sales and lease department income. Store-for-store sales compare sales of stores open during both periods beginning the first day a new store has prior year sales and exclude sales of stores closed during both periods.

                              13 Weeks Ended
                              April 30, 2005
                                    Store-for-
                             Total    Store
                             13.7%    (5.1)%


                                      4

                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited and Subject to Reclassification)


(millions)
                              April 30,    May 1,    LIABILITIES AND              April 30,    May 1,
ASSETS                            2005      2004     SHAREOWNERS' EQUITY              2005      2004
Cash and cash equivalents     $     75  $    438     Notes payable                $    304  $      -
Accounts receivable, net         2,018     1,528     Current maturities of
Merchandise inventories          3,410     3,005      long-term debt                   248       147
Other current assets               121       117     Accounts payable and
Total Current Assets             5,624     5,088      accrued expenses               2,937     2,321
                                                     Total Current Liabilities       3,489     2,468
Property and equipment, net      6,156     5,100
Goodwill and other intangibles   3,235     1,670     Long-term debt                  5,551     3,788
Other assets                       158       126     Deferred income taxes             825       778
                                                     Other liabilities                 524       504
                                                     ESOP preference shares            192       228
                                                     Shareowners' equity             4,592     4,218

                                                     Total Liabilities and
Total Assets                  $ 15,173  $ 11,984          Shareowners' Equity     $ 15,173  $ 11,984


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Unaudited and Subject to Reclassification)

(millions)                                                13 Weeks Ended
                                                       April 30,    May 1,
                                                           2005      2004
Operating activities:
   Net earnings                                         $    41   $    76
   Depreciation and amortization                            165       140
   Increase in working capital and other                    (26)     (185)
Total operating activities                                  180        31

Investing activities:
   Net additions to property and equipment                 (129)      (95)
Total investing activities                                 (129)      (95)

Financing activities:
   Net payments of notes payable
      and long-term debt                                    (72)       (9)
   Net issuances of common stock                            110        21
   Dividend payments                                        (76)      (74)
Total financing activities                                  (38)      (62)

Increase (decrease) in cash and cash equivalents             13      (126)

Cash and cash equivalents, beginning of period               62       564

Cash and cash equivalents, end of period                $    75   $   438


                                      5


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2004 Annual Report on Form 10-K/A and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the fiscal year.

Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation.

Cost of Sales

For the 13 weeks ended April 30, 2005, recurring cost of sales as a percent of net sales increased 0.7%, principally because of an increase in occupancy costs caused by the decline in store-for-store sales. The negative effect of the $18 million incremental proprietary product markdowns was offset by other improvements in merchandise margin. In addition, restructuring markdowns of $6 million in the 2005 first quarter and $5 million in the 2004 first quarter were incurred to liquidate inventory as stores to be divested were closing.

Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales increased from 21.5% in the first quarter of 2004 to 23.0% in the first quarter of 2005. The increase was largely driven by decreased sales leverage resulting in a 0.9% increase in costs such as payroll and advertising. Marshall Field's start-up integration expenses negatively impacted SG&A by an additional 0.6% in the quarter.

Merger Agreement

On February 28, 2005, May and Federated announced that they have entered into a merger agreement. Pursuant to the agreement, each share of May will be converted into the right to receive $17.75 per share of cash and 0.3115 shares of Federated stock. In addition, Federated will assume approximately $6 billion of May debt. Completion of the merger is contingent on regulatory review and approval by the shareowners of both companies. The transaction is expected to close in the third quarter of 2005.

Business Combinations

Effective July 31, 2004, the company acquired the Marshall Field's department store group. Marshall Field's operates 62 department stores primarily in the Chicago, Detroit, and Minneapolis metropolitan areas. The acquisition was financed through $2.2 billion of long-term debt and $1.0 billion of short-term borrowings and cash on hand. The company also acquired nine Mervyn's store locations in the Twin Cities area, seven of which have been disposed.

Marshall Field's results of operations have been included in the company's consolidated financial statements since acquisition. The following summarizes the preliminary purchase price allocation at acquisition (millions):

               Cash                                $     3
               Accounts receivable                     571
               Merchandise inventories                 384
               Property and equipment                1,115
               Goodwill and other intangible assets  1,568
               Assumed liabilities/other              (401)
                    Net purchase price             $ 3,240

Restructuring Costs

In July 2003, the company announced its intention to divest 34 underperforming department stores. These divestitures will result in total estimated charges of $380 million, consisting of asset impairments of $330 million, inventory liquidation markdowns of $45 million, and severance benefits of $20 million. Other charges are offset by net gains on the disposal of property.
Approximately $50 million of the $380 million represents the cash cost of the store divestitures, not including the benefit from future tax credits. Of the $380 million of expected total charges, $385 million has been recognized to date. Future inventory liquidation markdowns and severance benefits are expected to be offset by net gains on the disposal of remaining properties. The company recognized $9 million in the 2005 first quarter and $7 million in the 2004 first quarter.


                                      6


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Asset impairment charges were recorded to reduce store assets to their estimated fair value because of the shorter period over which they will be used.
Estimated fair values were based on estimated market values for similar assets. Disposal gains or losses are recognized as each store is divested. Inventory liquidation markdowns are incurred to liquidate inventory as stores to be divested are closed. The company is negotiating agreements with landlords and developers for each store divestiture. Through the end of the 2005 first quarter, 29 stores have been closed. Severance benefits are recognized as each store is closed. Severance benefits of $19 million for approximately 2,200 associates and inventory liquidation and other costs of $35 million have been incurred to date. The remaining amounts will be recognized as each remaining store is closed in 2005.

Income Taxes

First quarter 2005 income taxes include a $14 million provision reduction recorded upon the resolution of various federal and state tax issues. The company's 2005 estimated effective tax rate is 36.0% excluding that reduction.

Interest Expense

The $30 million increase in interest expense to $106 million in the 2005 first quarter was due primarily to higher long-term borrowings as a result of Marshall Field's acquisition-related debt.

Diluted Earnings Per Share

The following table reconciles net earnings and weighted average shares outstanding to amounts used to calculate basic and diluted earnings per share ("EPS") for the period shown (millions, except per share).

                                              13 Weeks Ended
                                 April 30, 2005              May 1, 2004
                            Earnings  Shares     EPS  Earnings  Shares     EPS
Net earnings                 $    41                   $    76
ESOP preference shares'
  dividends                       (3)                       (4)
Basic EPS                         38   296.5  $ 0.13        72   291.4  $ 0.25

ESOP preference shares             -     0.0                 3    15.4
Assumed exercise of options
 (treasury stock method)           -     1.9                 -     1.5
Diluted EPS                  $    38   298.4  $ 0.13  $     75   308.3  $ 0.24

Diluted EPS excludes 13 million ESOP preference shares and $3 million of earnings adjustments for the 2005 first quarter because of their antidilutive effect.

Stock Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment." SFAS No. 123 (revised 2004) establishes standards that require companies to record the cost resulting from all share-based payment transactions using the fair value method. Transition under SFAS No. 123 (revised 2004) requires using a modified version of prospective application under which compensation costs are recorded for all unvested share-based payments outstanding or a modified retrospective method under which all prior periods impacted by SFAS No. 123 are restated. SFAS No. 123 (revised 2004) is effective as of the 2006 first quarter, with early adoption permitted.

The company's stock incentive plan contains a provision under which all unvested stock options and restricted stock issued prior to 2005 become fully vested upon shareowner approval of a company merger. If the company shareowners approve the merger with Federated Department Stores, Inc., in the 2005 second quarter, approximately 7.5 million shares will vest, resulting in a corresponding stock compensation charge of $50 to $60 million. Since all prior years' grants will be vested, there will be no earnings effect when the company adopts SFAS No. 123 (revised 2004).


                                      7


Trailing Years' Results

Operating results for the trailing years were as follows (millions, except per share):

                                  April 30,         May 1,
                                      2005           2004
      Net sales                   $ 14,847       $ 13,433
      Net earnings                $    489       $    438
      Diluted earnings per share  $   1.59       $   1.42